EXHIBITS 5.1, 8.1 & 23.1

[Letterhead of Thacher Proffitt & Wood LLP]

March 30, 2006

Citigroup Global Markets Inc. 390 Greenwich Street, 4th Floor New York, New York 10013	Banc of America Securities LLC 214 North Tryon Street Charlotte, North Carolina 28255
Greenwich Capital Markets, Inc. 600 Steamboat Road Greenwich, Connecticut 06830	Friedman, Billings, Ramsey & Co., Inc. 1001 Nineteenth Street North Arlington, Virginia 22209

Opinion: Tax

Renaissance Home Equity Loan Trust 2006-1

Home Equity Loan Asset Backed Notes, Series 2006-1

Ladies and Gentlemen:

We have acted as counsel to Delta Funding Corporation (the “Originator”), Renaissance REIT Investment Corp. (the “Seller”), Renaissance Mortgage Acceptance Corp. (the “Depositor”) and Renaissance Home Equity Loan Trust 2006-1 (the “Issuer”) in connection with (i) the Amended and Restated Master Contribution Agreement, dated April 1, 2005 (the “Originator Contribution Agreement”), between the Originator and the Seller, (ii) the Mortgage Loan Sale and Contribution Agreement, dated March 30, 2006 (the “Seller Sale Agreement”), among the Seller, the Depositor and the Originator, (iii) the Amended and Restated Trust Agreement, dated as of March 30, 2006 (the “Trust Agreement” and the “Depositor Sale Agreement”, as applicable), among the Depositor, Wilmington Trust Company as owner trustee of the Issuer and Wells Fargo Bank, N.A. as the Certificate Registrar and Certificate Paying Agent, and the trust certificates (the “Trust Certificates”) issued pursuant thereto, (iv) the Servicing Agreement, dated as of March 30, 2006 (the “Servicing Agreement”), among Wells Fargo Bank, N.A. (in such capacity, the “Master Servicer”) and Securities Administrator, Ocwen Loan Servicing, LLC, the Issuer and HSBC Bank USA, National Association (the “Indenture Trustee”), (v) the Indenture, dated as of March 30, 2006 (the “Indenture”), among the Issuer, Wells Fargo Bank, N.A. as Securities Administrator and the Indenture Trustee, and the Home Equity Loan Asset Backed Notes, Series 2006-1 (the “Notes”) issued pursuant thereto, (vi) the Indemnification Agreement, dated March 30, 2006 (the “Ocwen Indemnification Agreement”), among Ocwen Loan Servicing, LLC, the Seller, the Depositor and the Originator, (vii) the Indemnification Agreement, dated March 30, 2006 (the “Wells Fargo Indemnification Agreement”), among Wells Fargo Bank, N.A., the Seller, the Depositor and the Originator, (viii) the Custodial Agreement, dated March 30, 2006 (the “Custodial Agreement”), among HSBC

Bank USA, National Association (the “Indenture Trustee”), Wells Fargo Bank, N.A. (the “Custodian”), the Seller, the Depositor and Ocwen Loan Servicing, LLC, (ix) the Underwriting Agreement, dated March 6, 2006 (the “Underwriting Agreement”), among the Depositor, the Originator and Citigroup Global Markets Inc. (“CGM”), Greenwich Capital Markets, Inc., Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc. (collectively, the “Underwriters”), (x) the Purchase Agreement, dated March 30, 2006 (the “Purchase Agreement”), among the Depositor, the Originator and CGM (in such capacity, the “Initial Purchaser”), (xi) the Free Writing Prospectus, dated March 3, 2006 (the “Free Writing Prospectus”), as used on March 4, 2006 (the "Pricing Date"), (xii) the Prospectus Supplement, dated March 27, 2006 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated March 3, 2006 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”) and (xiii) the Private Placement Memorandum, dated March 30, 2006 (the “Private Placement Memorandum”). The Originator Contribution Agreement, the Seller Sale Agreement, the Trust Agreement, the Servicing Agreement, the Indenture, the Ocwen Indemnification Agreement, the Wells Fargo Indemnification Agreement, the Custodial Agreement, the Underwriting Agreement and the Purchase Agreement are collectively referred to herein as the “Agreements”. Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.

The statements made in the Base Prospectus, the Free Writing Prospectus and the Prospectus Supplement under the heading “Federal Income Tax Consequences” and in the Private Placement Memorandum under the heading “Certain Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

2.

Under current United States federal income tax law as of the date hereof, based upon certain financial calculations prepared at the request of the Underwriters concerning the projected payments on the Notes and the Class N Notes and assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes and the Class N Notes, for United States federal income tax purposes the Notes and the Class N Notes will be classified as debt instruments.

3.

Under current United States federal income tax law as of the date hereof, based upon certain financial calculations prepared at the request of the Underwriters concerning the projected payments on the Notes and upon certain financial calculations prepared at the request of the Initial Purchaser concerning the projected payments on the Class N Notes and assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes, for United States federal income tax purposes the Notes will be classified as debt instruments.

4.

Assuming compliance with the Agreements, for U.S. federal income tax purposes, despite the fact that the Issuer will be classified as a taxable mortgage pool, the Issuer as of the date hereof is not and subsequently will not be subject to federal income tax as long as an entity that qualifies as a “real estate investment trust” under the Code (“REIT”) holds, directly or indirectly, through one or more wholly owned “qualified REIT subsidiaries” as defined in the Code, a 100% ownership interest in the Owner Trust Certificates.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “Federal Income Tax Consequences” and “Legal Matters,” without admitting that we are “persons” within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

By:	/s/ THACHER PROFFITT & WOOD LLP